EURO PACIFIC
ASSET MANAGEMENT, LLC

Code of Ethics

Euro Pacific Asset Management, LLC

Table of Contents

CODE OF ETHICS AND STANDARDS OF BUSINESS CONDUCT			1
1	Introduction		1
2	Scope of the Code		2
	2.1	Supervision	2
	2.2	Amendments	2
	2.3	Code of Ethics Acknowledgements	2
3	Fiduciary Duty		3
4	Standards of Business Conduct		3
	4.1	Compliance with Securities Laws & Rules	3
	4.2	Conflicts of Interest	4
	4.3	Outside Business Activities	4
	4.4	Maintenance of Independence and Objectivity	5
		Gifts, Entertainment, and Travel	5
		Exclusions	6
	4.5	Additional Standards	6
		Chartered Financial Analysts (CFA)	7
		Representatives of a Broker/Dealer	7
5	Personal Trading		7
	5.1	Access Persons	7
		List Access Persons	8
		Immediate Family	8
		Beneficial Owner	8
	5.2	Personal Securities Transactions Policy	8
		Priority of Client Transactions	8
		Reportable Securities	9
		Pre-Clearance of Trades	9
		Limited Offering	10
		Exceptions to the Personal Trading Policies	10
	5.3	Personal Accounts	10
		Personal Holdings Reports	10
		Personal Security Transaction Reports	11
		Exemptions from Reporting Requirements	11
6	Insider Trading		12
	6.1	Summary	12
		Insider	12
		Material	13
		Nonpublic	13
	6.2	Policies	13
	6.3	Procedures	14
	6.4	Questions about EPAM’s Insider Trading Policy	14
	6.5	Violations of Insider Trading	15
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7	Preserving Confidentiality	15
8	Reporting Violations of the Code	15
8.1	Sanctions/Disciplinary Policy	15
9	Exhibit A- Holdings Report	17
10	Exhibit B- Personal Securities Transaction Report	17
11	Exhibit C- Outside Business Activity Report	17
12	Exhibit D- Craig’s Investment Partners Advisor and Staff Conduct and Guidelines	17
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CODE OF ETHICS AND STANDARDS OF BUSINESS CONDUCT

1	Introduction

Euro Pacific Asset Management, LLC (“EPAM”) is an investment advisory firm registered with the U.S. Securities and Exchange Commission (“Commission”) under the Investment Advisers Act of 1940 (the “Advisers Act”). Pursuant to Rule 204A-1 of the Advisers Act, an investment adviser is required to establish, maintain and enforce a written code of ethics that must set forth standards of conduct expected of advisory personnel and address conflicts that arise from personal trading by advisory personnel.

EPAM provides discretionary investment supervisory services to the Euro Pacific Funds, a mutual fund series (the “Funds”) of Investment Managers Series Trust (the “Trust”), in accordance with a written agreement. Investment Managers Series Trust is registered with the Commission under the Investment Company Act of 1940 (the “1940 Act”).  Due to this relationship, EPAM is also required under Rule 17j-1 of 1940 Act, to adopt a written code of ethics containing provisions reasonably necessary to prevent access persons from engaging in any conduct prohibited under the 1940 Act.

EPAM also provides investment management services for separately managed accounts and sub-advisory services to clients of affiliated advisers through separate accounts and a wrap fee program. When acting as a sub-adviser, EPAM manages on a discretionary basis all or a portion of the client’s assets as directed by the adviser (“Sub-Advisory Clients”) in accordance with each Sub-Advisory Client’s written investment policy statement (“IPS”), obtained by the adviser and provided to EPAM. The IPS will reflect the Sub-Advisory Client’s investment objective, risk profile, liquidity needs, general time horizon, tax considerations, legal considerations and any special investment circumstances.

EPAM also has an arrangement with Craigs Investment Partners (“CIP”), a New Zealand-based financial services firm, under which certain CIP representatives act as investment adviser representatives through EPAM to CIP’s United States resident clients (“CIP Clients”). EPAM and CIP are not related firms. EPAM enters into advisory agreements with the CIP Clients and these client accounts are managed on a non-discretionary basis by the CIP representative under CIP’s Managed Portfolio Service (“MPS”) according to the investment strategy determined for the CIP Client. EPAM is responsible for approving the investment policy statement prepared by the CIP representative and reviewing whether investment activity in the account is consistent with the client’s IPS and client profile.

Brokerage services and custodial services for all accounts under the program will be provided by CIP and its subsidiaries outside the United States, and CIP will act as EPAM’s exclusive wholesale agent for dealing and custodial services for non-United States based securities for CIP Clients.

The CIP representatives will primarily utilize New Zealand equities and listed property, New Zealand fixed income securities, and Australian and global equities in managing CIP Client accounts. Recommendations may also include additional types of investments if they are appropriate to address the individual needs, goals, and objectives of the CIP Client or in response to client inquiry. The CIP representative may offer investment advice on any investment held by the client at the start of the advisory relationship.

2	Scope of the Code

EPAM has adopted the following Code of Ethics and Standard of Business Conduct (“the Code”), which will govern the activities of all “Supervised Persons” of the firm.  In adopting the Code, EPAM submitted the Code for review to and obtained the approval of the Trust’s Board of Trustees, in accordance with the Trust’s Code of Ethics applicable to the Euro Pacific Funds (the “Fund Code”).

EPAM’s Supervised Persons are its partners, officers, directors (or other persons occupying a similar status or performing similar functions) and employees, as well as any other persons who provide advice on behalf of EPAM and are subject to EPAM’s supervision and control. CIP Representatives fall under the supervision of CIP’s Compliance Department, and adherence to their Advisor & Staff Conduct and Guidelines (see Exhibit D).

The Chief Compliance Officer (“CCO”) for EPAM is responsible for the administration of EPAM’s Compliance Program. Any questions regarding the Code should be addressed with the CCO.  The Code requires Supervised Persons to report or disclose to and/or seek approval from the CCO for certain activities.  In the case of the CCO, the CCO will report to and seek approval from EPAM’s Manager, who will review such activities. The Manager will also serve as a back-up to the CCO in the absence of the CCO during vacations, extended illness or incapacity.

In addition, certain Supervised Persons also will be considered “access persons” under the Fund Code, and are required to adhere to all the sections of the Fund Code.  In accordance with the Fund Code, the Fund CCO will inform each such affected Supervised Persons of their status as access person (“Fund Access Person”) and provide a copy of the then current Fund Code.   The Fund CCO will also provide each Fund Access Person a copy of each amended Fund Code, thereafter.

2.1	Supervision

Supervised Persons with supervisory responsibility, authority, or the ability to influence the conduct of others will exercise reasonable supervision over those subject to their supervision or authority to prevent violation of applicable statutes, regulations, or provisions of the Code. In so doing, Supervised Persons may rely on procedures established by EPAM that are designed to prevent and detect such violations. Supervised Persons are responsible for the reasonable supervision of the persons who report to them. The Manager is responsible for the general supervision of all Supervised Persons of EPAM.

2.2	Amendments

The Code does not attempt to anticipate every ethical dilemma that Supervised Persons might face. Instead it sets forth general guidelines on certain issues for maintaining EPAM’s high ethical standards. EPAM recognizes the need to respond flexibly to ever-changing business needs and circumstances. Accordingly, EPAM reserves the right to revoke, modify, interpret, and apply its guidelines, policies or procedures at its sole discretion, and without prior notice.

2.3	Code of Ethics Acknowledgements

EPAM will provide to each Supervised Person a copy of the Code and any amendments to the Code at time of hire and each time it is amended. Each Supervised Person must acknowledge with each version, in writing, that he or she has received a copy of the Code and any amendments thereto promptly after each copy is distributed.

3	Fiduciary Duty

EPAM is an investment adviser and as such is a fiduciary that owes its clients a duty of undivided loyalty. Supervised Persons of EPAM will:

1.	Act for the benefit of their clients and place their clients’ interests before their own;
2.	Act in a position of trust and fiduciary responsibility to clients and do nothing to violate that trust;
3.	Conduct themselves with integrity and dignity, and act in an ethical manner in their dealings with the public, clients, prospects, employer, and fellow Supervised Persons;
4.	Act with competence, use reasonable care and exercise independent professional judgment;
5.	Exercise independence when making investment decisions for clients;
6.	Conduct personal securities transactions in a manner that is consistent with the Code and act to avoid actual or potential conflicts of interest or abuse of their position of trust and responsibility;
7.	Eliminate and/or disclose all conflicts of interest;
8.	Safeguard and keep confidential nonpublic personal information of clients; and
9.	Comply with applicable federal securities laws.

Supervised Persons of EPAM will not:

1.	Employ any device, scheme or artifice to defraud a client;
2.	Make any untrue statement to a client or omit to state any material fact that a client would reasonably require in order to make sound decisions;
3.	Engage in any act, practice or course of business that operates or would operate as a fraud or deceit on a client; or
4.	Engage in any manipulative practice with respect to a client.

4	Standards of Business Conduct

This Code summarizes the standards of conduct for Supervised Persons of EPAM.  Its purpose is to promote and maintain the highest level of professional conduct and business ethics among all Supervised Persons, and to ensure that our clients’ well-being and interests are never compromised.

4.1	Compliance with Securities Laws & Rules

Supervised Persons will comply with all applicable federal securities laws. Furthermore, Supervised Persons will not engage in any professional conduct involving dishonesty, fraud, deceit, or misrepresentation.

Federal securities laws means the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the Investment Company Act of 1940, the Investment Advisers Act of 1940 (“Advisers Act”), Title V of the Gramm-Leach-Bliley Act, any rules adopted by the Commission under any of these statutes, the Bank Secrecy Act as it applies to funds and investment advisers, and any rules adopted thereunder by the Commission or the Department of the Treasury.

4.2	Conflicts of Interest

Supervised Persons will make best efforts to identify actual and potential conflicts of interest.  Supervised Persons will seek to avoid conducting personal or private business that conflicts with, or gives the appearance of conflicting with, the interests of the firm and/or its clients. Further, the appearance alone of a conflict of interest can be as damaging to the firm as an actual conflict.

Where potential conflicts cannot be eliminated, Supervised Persons will fully disclose those to EPAM, and EPAM will fully disclose material facts concerning the conflict(s) to the client(s). EPAM considers a “conflict of interest” to be any situation in which the Supervised Person’s own interests could interfere with the Supervised Person’s responsibilities as a representative of EPAM.

Supervised Persons shall also comply with requirements to disclose conflicts of interest as imposed by rule or regulation of any professional organization governing their activities and shall comply with any prohibitions on their activities if conflicts of interest exist.

EPAM expects Supervised Persons to report potential conflicts of interest to the CCO.

4.3	Outside Business Activities

Supervised Persons have a duty of loyalty to the firm and his or her efforts should be devoted to the firm’s business. EPAM encourages Supervised Persons’ participation in outside business activities that enhance the professionalism of its Supervised Persons and the reputation of the firm, and that are civic, charitable, and professional in nature. Simultaneously, EPAM recognizes that outside business activities may raise conflicts of interest.

Supervised Persons must disclose, at the time they become a Supervised Person of EPAM and upon any change thereafter, all outside business activities. Further, Supervised Persons may not engage in any outside business activity that relates to money management and/or is in competition with services provided by EPAM without first receiving prior approval for the activity from the CCO.  In addition, Supervised Persons, before taking a position on the board of a public company, must seek prior approval from the CCO.  CIP Representatives also fall under the supervision of CIP’s External Function Declaration Policy.

All pre-approvals must be sought in writing with a clear description of the activities to be performed and any compensation to be received. Supervised Persons must use the firm’s Outside Business Activity Report form to report each outside business activity. Decisions by the CCO will be included in the Supervised Person’s file.

Outside business activities requiring disclosure include, but are not limited to:

1.	Being employed by or compensated by any other entity;
2.	Active in any other business, including part-time, evening, or weekend employment;
3.	Serving as an officer, director or partner in any other entity;
4.	Ownership interest in any non-publicly traded company or other private, non-real property investment;
5.	Engaging in any public speaking or writing activities, or
6.	Acting as a trustee for client accounts.

4.4	Maintenance of Independence and Objectivity

Supervised Persons will use particular care and good judgment to achieve and maintain independence and objectivity in the performance of their roles and responsibilities. Supervised Persons will avoid giving or receiving any gift, donation, benefit, service or other favor that might affect, or be seen to potentially affect, the performance of their roles and responsibilities, or which might compromise the credibility of EPAM.

Gifts, Entertainment, and Travel

EPAM recognizes the potential conflicts of interest when Supervised Persons of the firm give and/or receive gifts, entertainment, or other items of value to/from any person or entity that does business with the firm. The overriding principle is that Supervised Persons will not accept inappropriate gifts, favors, entertainment, special accommodations, or others things of material value that could influence decision-making or make the Supervised Person feel beholden to another person or firm. Similarly, Supervised Persons will not offer gifts, favors, entertainment or other things of value that may be viewed as overly generous or aimed at influencing decision-making or making a client or perspective client feel beholden to the firm. Therefore, EPAM has adopted the following policies and procedures regarding giving and/or receiving gifts and entertainment:

1.	Supervised Persons will not give a gift to any client, vendor, potential vendor or anyone else that does business or seeks to do business with the firm in excess of $100 per calendar year per person/entity, without prior approval from the CCO. All gifts given must be reported to the CCO.

2.	Supervised Persons will not make gifts to potential clients with the exception of de minimis items that would be considered exclusions under these policies (see below).

3.	Supervised Persons will not accept any gift or other items of value from any client, potential client, vendor, potential vendor or anyone else that does business with or seeks to do business with the firm that is in excess of $100 per calendar year per person/entity, without approval from the CCO. All gifts received must be reported to the CCO.

4.	Cash and/or cash equivalents will never be offered or accepted, regardless of the amount. For purposes of this policy, gift cards are not considered cash equivalents.

5.	For purposes of this policy, charitable contributions shall be treated according to the same standards and dollar limits as gifts.

6.	Supervised Persons will not provide or accept extravagant or excessive entertainment to or from a client, prospective client, or any person or entity that does or seeks to do business with the firm. Supervised Persons may occasionally provide or accept a business entertainment event, such as a dinner, sporting event, or concert of reasonable value, as well as any transportation and/or lodging accompanying or related to such activity or event. The giver and receiver shall both be present during the entertainment. EPAM does not consider these occasional entertainment expenses to be gifts and therefore does not count them toward the annual gift allowance. However, no entertainment expense should be given or accepted in such frequency or amount that would violate EPAM’s overriding principle as stated above. Generally, business entertainment of not more than $300 per individual is considered reasonable.

7.	From time to time, Supervised Persons may receive offers to attend conferences, seminars, or similar events provided by or sponsored by a person or entity that does or seeks to do business with EPAM, such as, a mutual fund company, custodian, or broker-dealer. In addition, the sponsors may offer to cover the costs associated with the attendance of these events such as travel, lodging, meals, and conference fees. Each offer must be approved in advance by the CCO after a determination is made on whether the event and/or any covered expenses associated with the event would present EPAM with related real or perceived conflicts of interest.

8.	EPAM may occasionally cover travel, hotel, meals, transportation, and other related expenses for existing clients in connection with account reviews or other normal business functions requiring the client’s presence. Similar expenses may be covered for potential clients at EPAM’s discretion and only with pre-approval from the CCO. Such expenses will not apply toward any maximum annual dollar amount and will be conducted according to the overriding principle as stated above.

9.	Supervised Persons must report all gifts received to the CCO or designee, who will maintain a log of such items, including the name of the person or company giving/receiving the item, the date the item was given/received, a description of the item, and its approximate value. EPAM will also maintain a record of gifts and entertainment given in the firm’s financial records.

If a third party could perceive a gift as being improper or as compromising the integrity of Supervised Persons and/or EPAM, the gift should be respectfully declined. If there is any question as to whether a payment or consideration may be accepted, the Supervised Person should contact the CCO.

Exclusions

The following items are not subject to EPAM’s Gifts and Entertainment policies:

1.	Gifts of a personal nature, such as wedding gifts or congratulatory gifts for the birth of a child;
2.	Gifts and entertainment given to or received from individuals who are also family members of Supervised Persons of EPAM; and
3.	Items of de minimis value given or received such as pens, mugs, shirts, golf balls, and other similar promotional items.

4.5	Additional Standards

As a matter of professional integrity and responsibility, Supervised Persons shall always abide by the higher standard and more restrictive procedures in situations where there exist varying procedures or codes among multiple entities.

Chartered Financial Analysts (CFA)

In addition to the standards as set forth according to the Code, certain individuals of EPAM are also bound by the Code of Ethics and Standards of Professional Conduct, which has been adopted by the Chartered Financial Analyst Institute.

Representatives of a Broker/Dealer

In addition to the standards as set forth according to the above Code, certain individuals of EPAM are also Registered Persons of a licensed broker/dealer. Such persons are therefore also responsible for compliance with the Written Supervisory Procedures and/or other governing documents of the broker/dealer and the Financial Industry Regulatory Authority (“FINRA”). As a matter of professional integrity and responsibility, Supervised Persons shall always abide by the higher standard in situations where there exists varying procedures among multiple entities.

5	Personal Trading

EPAM policy permits Supervised Persons who are Access Persons, as that term is defined below, to maintain personal securities accounts provided that investing by Access Persons is consistent with EPAM’s fiduciary duty to its clients and with regulatory requirements.

Personal securities transactions must never adversely affect clients. EPAM will monitor trading activity of its Access Persons to confirm that the interests of clients come first, and that the trading activity complies with applicable securities laws.

Access Persons will disclose to EPAM their holdings and transactions in securities or other investments for which they are a beneficial owner (see definition below). Furthermore, Access Persons will obtain written pre-approval for purchases of initial public offerings (IPOs) and limited offerings, and transactions in certain other personal investments in accordance with the firm’s pre-clearance policies, as defined below. All securities transactions and holdings in any account of an Access Person, including accounts for which the Access Person is considered a beneficial owner, are subject to review by EPAM. CIP Representatives’ Personal Trading Activities are supervised by CIP’s Compliance Department, in accordance with CIP’s Employee Trading Policy (see Exhibit 11). The CCO reviews the Annual Declaration of CIP Representatives along with Quarterly Performance Reports of CIP Clients.

5.1	Access Persons

An Access Person is defined as follows:

EPAM’s directors and officers;
1.	Any Supervised Person who has access to nonpublic information regarding any clients’ purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any reportable fund; or
2.	Any Supervised Person who is involved in making securities recommendations to clients, or who has access to such recommendations that are nonpublic.

For all policies and procedures relating to the Personal Securities Transactions Policy and Personal Accounts sections, including all subsections (as outlined below), the definition of Access Persons shall include immediate family (as defined below), or for trusts for which the Access Person serves as a trustee or in which the Access Person has a beneficial interest (also defined below).

List Access Persons

Current and former Access Persons are identified in the List of Functional Titles Log.

Immediate Family

For purposes of the Code, “immediate family” means any of the following persons who reside in the same household as the Access Person:

Child	Grandparent	Son-In-Law
Stepchild	Spouse	Daughter-In-Law
Grandchild	Sibling	Brother-In-Law
Parent	Mother-In-Law	Sister-In-Law
Stepparent	Father-In-Law

Immediate family includes adoptive relationships and any other relationship (whether or not recognized by law or shown above), which the CCO determines could lead to the possible conflicts of interest, diversions of corporate opportunity, or appearances of impropriety, which this Code is intended to prevent.

Beneficial Owner

For purposes of the Code, an individual is a “beneficial owner” if the individual has a direct or indirect pecuniary interest in the securities, which may include but not be limited to any of the following: Securities held by members of a person’s immediate family sharing the same household, a person’s interest in securities held by a trust, and a person’s right to acquire equity securities through the exercise or conversion of any derivative security, whether or not presently exercisable.

5.2	Personal Securities Transactions Policy

EPAM and its Access Persons may, under certain circumstances, personally invest in securities that it also recommends for and/or traded in advisory client accounts. Transactions for accounts that are managed by EPAM, in which an Access Person has a beneficial interest, may be aggregated with transactions for client accounts per EPAM’s written policies on Order Aggregations and Trade Allocation. For transactions in accounts not managed by EPAM or for transactions not aggregated with other client transactions, Access Persons must first follow the requirements under pre-clearance of trades, if applicable, before transacting.

Priority of Client Transactions

Access Persons’ trades in positions also held by clients should take place only after all transactions in clients’ accounts planned for that day have been effected. Further, as trades are being considered in clients’ accounts, no Access Person is permitted to effect transactions in securities under consideration until such time as all client transactions have been effected or the security is no longer being considered for any client’s account on that day. An exception may be made by the CCO when the trade is conducted in compliance with the policies as discussed in EPAM’s written policies and procedures on Order Aggregation and Trade Allocation.

The CCO or designee shall quarterly review all personal trades of Access Persons against the trades executed for clients. In the event that any provision of this Code was violated, even if inadvertently, the trade may be canceled and any profits disgorged depending on the perceived or actual breach of fiduciary duty to clients.

Reportable Securities

Access Persons must first determine if the transaction involves a Reportable Security.

A “Reportable Security” includes, but is not limited to:

1.	An equity security including common and preferred stock;
2.	An investment convertible into, or exchangeable for, stock or debt securities;
3.	Any derivative instrument relating to any of the above securities, including warrants, options and futures;
4.	Any interest in a partnership investment in any of the foregoing;
5.	Shares of closed-end investment companies;
6.	Exchange Traded Funds (ETFs);
7.	Any fixed income security; and
8.	Any private placement.

A “Reportable Security” does not include securities that are:

1.	Direct obligations of the Government of the United States;
2.	Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;
3.	Shares issued by money market funds;
4.	Shares issued by open-end funds (this exception does not apply to Exchange Traded Funds (ETFs) and reportable funds*); and
5.	Shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are reportable funds*.

*Reportable funds include funds of fund companies affiliated with EPAM or to which EPAM provides investment advice or other advisory services.

If the transaction does not involve a Reportable Security, the Access Person may place the transaction without restriction. Otherwise, the Access Person must determine if the transaction is subject to the Pre-Clearance Policy.

Pre-Clearance of Trades

No Access Person will effect in an account not under management by EPAM, without obtaining the prior written approval of the CCO (or CIP Compliance Department in the case of CIP Representatives), any transactions in securities:

1.	Already owned by EPAM clients,
2.	That the Access Person is aware is being considered for purchase or sale by EPAM,
3.	That are Initial Public Offerings (IPO), or
4.	That are limited offerings (as defined below).

Access Persons desiring to transact in a security requiring pre-clearance should submit a Request for Approval of Personal Securities Transactions to the CCO for written or electronic approval.  Pre-clearance of personal trades requested for benefit of the CCO’s personal account(s) shall be submitted to the Manager. The CCO or designee shall maintain all requests and responses in a designated file.

Limited Offering

Limited offering means an offering that is exempt from registration under the Securities Act of 1933 pursuant to section 4(2) or section 4(6) or pursuant to Regulation D §§ 230.504, 230.505, or 230.506.

This includes transactions by an issuer not involving any public offering; transactions involving offers by an issuer solely to one or more accredited investors, if the aggregate offering price of an issue of securities offered in reliance on this paragraph does not exceed the amount allowed under regulation, if there is no advertising or public solicitation in connection with the transaction by the issuer or anyone acting on the issuer's behalf, and if the issuer files such notice with the Commission as the Commission shall prescribe; or meet exemptions as provided under Regulation D.

Exceptions to the Personal Trading Policies

Under certain limited circumstances, exceptions may be made by the CCO to the policies stated above. The CCO will maintain records of these trades, including the reasons for any exceptions.

5.3	Personal Accounts

To assist in the monitoring of employee trading, the Access Person will arrange to ensure duplicate statements of such accounts are forwarded directly from the brokerage firm to the CCO on at least a quarterly basis. It is the responsibility of each Access Person to provide or cause to be provided holdings and transaction activity for all personal accounts, including accounts for which the Access Person has a beneficial interest, to EPAM. The CCO will periodically review the trading activity for potential conflicts of interest or violations of the Code.

Personal Holdings Reports

Access Persons must, within ten (10) days of becoming an Access Person and at least annually thereafter, report to the CCO their personal securities holdings on the firm’s Holdings Report (Exhibit A). Each Holdings Report must contain, at a minimum, the following information:

1.	The title and type of security, and as applicable, the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each reportable security in which the Access Person has any direct or indirect beneficial ownership;
2.	The name of any broker, dealer or bank with which the Access Person maintains an account in which any securities are held for the Access Person’s direct or indirect benefit; and
3.	The date the Access Person submits the report.

The required information must be current as of a date not more than 45 days prior to the employee becoming an Access Person (for initial reports) or the date the report is submitted (for annual reports) (See Exhibit A). The CCO or designee will conduct a periodic review of the holdings reports and brokerage statements for potential conflicts of interest or violations of the Code. The Manager will review the holdings of the CCO.

Personal Security Transaction Reports

Access Persons must report all personal securities transactions on a quarterly basis (Exhibit C), aside from CIP Representatives whose personal trading activities are supervised by CIP Compliance, with appropriate reporting via Fusion software.   Access Persons must also report on a quarterly basis, any account that was established in which any securities were held during the quarter for the direct or indirect benefit of the Access Person. It is the responsibility of the Access Person to provide a signed Securities Transaction Report to the CCO no later than thirty (30) days after the end of each calendar quarter. Each transaction report must contain, at a minimum, the following information about each transaction involving a reportable security in which the Access Person had, or as a result of the transaction acquired, any direct or indirect beneficial ownership:

1.	The date of the transaction, the title, and as applicable the exchange ticker symbol or CUSIP number, interest rate and maturity date, number of shares, and principal amount of each reportable security involved;
2.	The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);
3.	The price of the security at which the transaction was effected;
4.	The name of the broker, dealer or bank with or through which the transaction was effected; and
5.	The date the Access Person submits the report.

Each transaction report must also contain the following information with respect to any account established by the Access Person in which any securities were held during the quarter for the direct or indirect benefit of the Access Person: The name of the broker, dealer or bank with which the Access Person established the account.

The CCO will review the personal transaction activity for violations of insider trading, front-running, pre-clearance of trades (as described above) and other potentially abusive practices. The Manager will review the transactions of the CCO.

Exemptions from Reporting Requirements

Access Persons are not required to submit:

1.	Any report with respect to securities held in an account over which neither EPAM nor any Access Person of EPAM has any direct or indirect influence or control; or
2.	Any transaction report with respect to transactions effected pursuant to an automatic investment plan.

6	Insider Trading

No Supervised Person, while in the possession of material nonpublic information (as defined below) about any company (including a registered investment company) (a “Company”), will for his/her portfolio or for the portfolios of others buy or sell the securities of that Company, or derivatives of such securities (e.g. options, warrants etc.), until that information becomes publicly disseminated and the market has had an opportunity to react.

No Supervised Person will communicate or “tip” material nonpublic information about a Company to any person except for lawful purposes.

Supervised Persons will adhere to the firm’s policies and procedures regarding insider information as outlined in the firm’s compliance manual. Any improper trading or other misuse of material nonpublic information by any Supervised Person may be grounds for immediate dismissal.

EPAM has adopted the following policies and procedures to reasonably prevent the misuse of material nonpublic information. All Supervised Persons of EPAM are required to adhere to the firm’s policy.

6.1	Summary

Pursuant to Section 204A of the Advisers Act, registered investment advisers are required to maintain and enforce written policies reasonably designed to prevent the misuse of material nonpublic information by the adviser or any person associated with the adviser.

The securities laws prohibit improper disclosure or use of nonpublic information relative to publicly traded securities. Violations of the prohibitions against “insider trading” are punishable by severe sanctions, including criminal penalties. In general, the securities laws prohibit trading by a person while in the possession of material nonpublic information about a company or about the market for that company’s securities. The securities laws also prohibit a person who is in possession of material nonpublic information from communicating any such information to others.

Insider trading violations are likely to result in harsh consequences for the individuals involved, including exposure to investigations by the Commission, criminal and civil prosecution, disgorgement of any profits realized or losses avoided through the use of the nonpublic information, civil penalties of up to $1 million or three times such profits or losses, whichever is greater, exposure to additional liability in private actions, and incarceration.

Insider

The term “insider” includes both traditional insiders and temporary insiders. A traditional insider is generally any officer, director, partner, manager, or employee, of a company who obtains material nonpublic information about that company by virtue of his/her position or relationship with the company. A traditional insider trading on inside information breaches a duty of trust and confidence to the shareholders of his/her corporation. A temporary insider is any person who receives material nonpublic information about a company in the course of performing services for the company. Temporary insiders may include, but are not limited to, accountants, lawyers, consultants, underwriters, or the immediate family members of traditional insiders. A temporary insider trading on inside information breaches a duty of loyalty and confidentiality to the person who shared the confidential information with him/her. An insider who becomes aware of and uses or discloses material nonpublic information about a company obtained as the result of his/her relationship with another company may be deemed to have misappropriated such information.

Material

The term “material information” is generally defined as information that a reasonable investor would consider important in making his/her investment decision with respect to a company’s securities or information that is reasonably certain to affect the market price of the company’s securities, regardless of whether the information is directly related to the company’s business. Material information may include, but is not limited to: dividend changes, earnings estimates, changes in previously released earnings estimates, significant new products or discoveries, significant mergers or tender offer proposals or agreements, developments regarding major litigation by or against the company, liquidity or solvency problems, extraordinary management developments, or similar major developments.

Nonpublic

Information is to be considered “nonpublic” until it has been effectively disseminated to the marketplace for a sufficient period of time to be reflected in the security’s price. Information remains non-public until it has been publicly disclosed, meaning that it has been broadly distributed to the public in a non-exclusionary manner, such as via a filing with the SEC, or by appearance in publications of general circulation.

6.2	Policies

All Supervised Persons shall adhere to the following:

1.	Any Supervised Person having doubts regarding the propriety of a proposed securities transaction should seek advice from the CCO, who has been designated by EPAM to handle such matters.

2.	No Supervised Person, while in the possession of material nonpublic information about a company or about the market for that company’s securities, will for his/her portfolio or for the portfolios of others buy or sell the securities of that company, or derivatives of such securities (e.g. options, warrants etc.), until that information becomes publicly disseminated and the market has had an opportunity to react.

3.	No Supervised Person will communicate or “tip” material nonpublic information about a company to any person except for lawful purposes.

4.	Supervised Persons will adhere to EPAM’s policies and procedures regarding insider information. Any improper trading or other misuse of material nonpublic information by any Supervised Person may be grounds for immediate dismissal.

5.	No person associated with EPAM shall disclose material nonpublic information about a Company or the market for that Company's securities to any person except to the extent necessary to carry out the legitimate business obligations of EPAM.

6.3	Procedures

1.	Every Supervised Person is required to disclose any outside business activities to the CCO.

2.	Every Supervised Person will disclose to the CCO any other activities they engage in that may reasonably cause them to have access to inside information.

3.	If necessary, the CCO will develop and maintain “restricted lists” and “watch lists” which identify the securities that may not be traded in client, employee and proprietary accounts without prior approval from the CCO.

4.	Every Supervised Person, before trading or making investment recommendations, for themselves or others, in the securities of a company about which the Supervised Person may have potential insider information, shall consider whether the information is material and nonpublic. If after consideration, the information is determined to be material and nonpublic, or the Supervised Person is unable to determine whether the information is material and nonpublic, the Supervised Person must do the following:
a.	Report the matter immediately to the CCO;
b.	Not purchase, sell or recommend securities on behalf of him/herself or others, including accounts managed by EPAM;
c.	Not communicate the information inside or outside EPAM other than to the CCO or senior management.

After the CCO has reviewed the matter, the Supervised Person will be instructed as to the proper course of action to take.

5.	EPAM will distribute to its Supervised Persons at time of hire, and at least with each newly updated version, the firm’s insider trading policy, by providing this Code. Every Supervised Person will be required to certify that they have received, read, understood, and will comply with the Code.

6.	EPAM will periodically review and update as necessary EPAM’s insider trading policies to reflect regulatory, business, or industry changes.

7.	EPAM’s CCO will review Access Persons’ holdings and transaction reports for potential violations of the policy.

6.4	Questions about EPAM’s Insider Trading Policy

While compliance with the law and with EPAM’s policies and procedures described in this manual is each individual’s responsibility, interpretive questions may arise, such as whether certain information is material or nonpublic, or whether trading restrictions should be applicable in a given situation. Any questions should immediately be addressed to the CCO, who has been designated by EPAM to respond to such questions.

6.5	Violations of Insider Trading

Violations of EPAM’s policies and procedures relative to prohibitions against insider trading will be regarded with the utmost seriousness and will constitute grounds for immediate dismissal and/or reporting to all applicable legal authorities.

7	Preserving Confidentiality

EPAM has implemented policies and procedures, which are outlined in EPAM’s written compliance policies and procedures, to limit the sharing of and access to nonpublic personal information regarding the firm’s clients to EPAM personnel and third-parties, as applicable, who need that information to provide services to those clients.

Supervised Persons will preserve the confidentiality of information communicated by clients, prospects, or employers unless they receive information concerning illegal activities. If a Supervised Person becomes aware of illegal activity, the information should be given directly to the CCO for further action.

8	Reporting Violations of the Code

Supervised Persons must promptly report any violation or suspected violation of the Code or of any securities laws or rules to the CCO.  Reporting may be on anonymous basis. No retaliation or retribution of any kind will be taken against a Supervised Person for reporting a violation or potential violation in good faith. Retaliation against a person for reporting an alleged violation is also a violation of this Code.

The CCO will be responsible for addressing each such violation as appropriate for the circumstances and will utilize any or all of the sanctions described below.  In addition, in accordance with the Fund Code, the CCO will promptly report to the Fund CCO and Board of Trustees, each violation and the steps taken to help ensure the violation(s) do not happen again, including the any sanctions levied.

8.1	Sanctions/Disciplinary Policy

The CCO may use any or all of the following sanctions against any Supervised Person found to have violated either the Code or the firm’s written compliance policies and procedures.

1.	Cancel trades, disgorge profits and/or sell positions
2.	Letter of caution
3.	Admonishment
4.	Fine, Disgorgement
5.	Suspension of personal trading privileges
6.	Suspension of employment
7.	Termination
8.	Report violation to regulatory authorities

EURO PACIFIC ASSET MANAGEMENT, LLC

Code of Ethics Acknowledgement

All Supervised Persons are required to read, understand, and verify receipt of the Code of Ethics. The Code of Ethics acknowledges our fiduciary duty to clients and sets forth the standard of business conduct we expect of our Supervised Persons.

Certification:

I hereby acknowledge receipt of a copy of the Code of Ethics.  I further acknowledge that I have read and understood the Code, and will comply accordingly, and that I have had the opportunity to address any questions with the Chief Compliance Officer concerning its contents.

Print Name	Signature	Date

9	Exhibit A- Holdings Report

10	Exhibit B- Personal Securities Transaction Report

11	Exhibit C- Outside Business Activity Report

12	Exhibit D- Craig’s Investment Partners Advisor and Staff Conduct and Guidelines